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                                                                    EXHIBIT 10.1

March 31, 1998
                          NEWS FOR IMMEDIATE RELEASE

  Gothic Energy Corporation Announces Recapitalization Plan and Hiring of New
                                Senior Officers

Tulsa, Oklahoma - Gothic Energy Corporation announced today a plan of recapitalization for its existing debt and preferred securities. The plan includes (i) the reorganization of Gothic through the creation of a wholly-owned subsidiary, Gothic Production Company ("Gothic Production"), to hold Gothic's oil and gas assets, (ii) a series of transactions with Chesapeake Energy Corporation ("Chesapeake") which include the sale of certain of the Company's Arkoma assets for $20 million, the formation of a five year participation agreement involving the development of all of the Company's existing acreage in the Mid-Continent, and the issuance by Gothic of $50 million of Series B Preferred Stock to Chesapeake (together, the "Chesapeake Transactions"), (iii) the issuance by Gothic and Gothic Production of approximately $295 million of new senior notes, and (iv) the repayment and/or refinancing of substantially all of Gothic's currently existing debt and preferred securities (together, the "Recapitalization"). The Recapitalization is expected to be completed by late April.

In addition, Gothic announced that it had successfully completed a consent solicitation with holders of its 12 1/4% Senior Notes due 2004 and its Series A Preferred Stock whereby those holders agreed to certain amendments that will facilitate the Recapitalization.

The Company also announced that it had hired Steven P. Ensz as Vice President - Finance and Chief Financial Officer and John P. Coughlon as Senior Geologist. Mr. Ensz, who was most recently with Anglo-Suisse, Inc. ("Anglo-Suisse"), has extensive experience in the oil and gas business and is a certified public accountant. Mr. Coughlon, most recently with Amoco Production Company ("Amoco"), was actively involved in the exploitation of the assets recently acquired by Gothic from Amoco and has extensive knowledge of the Company's Mid-Continent area oil and gas producing properties.

The Recapitalization
--------------------

In connection with the Recapitalization, Gothic and Gothic Production currently intend to issue approximately $295 million of new senior notes in private placement transactions subject to rule 144A. Such securities will not be registered under the Securities Act of 1933, as amended, and will not be able to be resold in the United States by the purchasers absent such registration or an applicable exemption. The proceeds from this intended issuance, when combined with the $70 million of proceeds from the Chesapeake Transactions, is expected to allow Gothic to repay and/or refinance all of its currently outstanding bank and other debt and preferred securities.

Chesapeake Transactions
-----------------------

The Chesapeake Transactions, which are contingent upon the completion of the Recapitalization, provide for the following:

 . the formation of a participation agreement which provides Chesapeake the right, for a five year period, to participate in up to 50% of the Company's development and exploration projects on all of its existing acreage and to act as operator during the drilling and completion in any well which Gothic operates and in which Chesapeake chooses to participate;

 . the sale of 50% of Gothic's oil and gas assets in the Arkoma Basin for $20 million;

 .  the purchase by Chesapeake of $50 million of Gothic's newly-issued Series B
   Preferred Stock due 2008, with related warrants to purchase 2,439,246 shares of Gothic's common stock with an exercise price of $0.01 per share; and

 .  the right for Chesapeake to designate for election one member to Gothic's
   Board of Directors.
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Page Two
3/31/98 News Release

Chesapeake is an independent oil and natural gas producer headquartered in Oklahoma City, Oklahoma. Chesapeake's operations are focused on exploratory and development drilling and producing property and corporate acquisitions in major onshore producing areas of the United States and Canada.

New Senior Officers
-------------------

Steven P. Ensz joined the Company in March from a position as Vice President - Finance at Anglo-Suisse, a Houston-based developer of international oil and natural gas projects. Prior to joining Anglo-Suisse in 1991, Mr. Ensz acted as an independent financial consultant to the oil and gas industry and was President of Waterford Energy, a privately-held oil and natural gas company with operations in the Mid-Continent, from 1983 to 1990. Prior to joining Waterford, Mr. Ensz was a partner at Oak, Simon & Ott, a public accounting firm. Mr. Ensz received a Bachelor of Business Adminstration degree in accounting from Wichita State University and is a certified public accountant.

John P. Coughlon also joined the Company in March. Previously, Mr. Coughlon was a senior staff geologist at Amoco and was actively involved in the development of the assets purchased by Gothic in January. Prior to joining Amoco in 1994, Mr. Coughlon worked as a geologist with Tower Energy, NICOR Oil and Gas and Mobil Oil Corporation. Mr. Coughlon has over 14 years of experience in the Mid-Continent region and extensive knowledge of many of the areas in which the Company is actively involved. He received a Bachelor of Science in Geology from the University of Iowa and a Master of Science in Geology from the University of Texas at El Paso.

Management Comments
-------------------

Mike Paulk, President and founder of Gothic, stated, "We believe the Recapitalization will provide Gothic with the long-term capital it needs to provide a foundation for its continued growth. We believe that the Recapitalization will allow the Company to direct its resources fully to our two main objectives - developing our existing asset base and maintaining our low production cost. The Chesapeake Transactions create for Gothic a partnership with an active and knowledgeable drilling partner that should provide support for the successful implementation of the Company's Mid-Continent drilling program. Further, the Chesapeake Transactions provide the base investment for the Recapitalization, which should provide the Company with the financial flexibility to pursue its objectives."

"The addition of two new members to the management team of the quality of Steve Ensz and John Coughlon will provide the Company with the additional skills needed to appropriately exploit an asset base that has grown by over 300% since mid-1997. Gothic now has the necessary group of employees, all with significant experience in the areas in which the Company's assets are concentrated, to fully exploit the opportunities before it."

This Press Release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of the Company, its directors, or its officers with respect to the future business activities and operating performance of the Company. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and quarterly reports on Form 10-QSB.

Gothic Energy Corporation is an oil and natural gas acquisition, exploitation, development and production company headquartered in Tulsa, Oklahoma. Additional information may be obtained by contacting Michael Paulk or Steven Ensz at (918) 749-5666.